Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Financial Institutions, Inc.:

We consent to incorporation by reference in the Registration Statements No. 333-40544, 333-82202, 333-87338, 333-172651, 333-172652 and 333-204446 on Form S-8 of Financial Institutions, Inc. of our reports, dated March 14, 2018, with respect to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Financial Institutions, Inc.

/s/ KPMG LLP

Rochester, New York

March 14, 2018